For Immediate Release
Contact:
Jerry Daly, Carol McCune
Daly Gray
(Media Contact)
703.435.6293
jerry@dalygray.com

Supertel Hospitality Reports 2010 Fourth Quarter, Full-Year Results

NORFOLK, Neb., March 16, 2011 – Supertel Hospitality, Inc. (NASDAQ: SPPR), a real estate investment trust (REIT) which owns 106 hotels in 23 states, today announced its results for the fourth quarter and year ended December 31, 2010.
Revenues from continuing operations for the 2010 fourth quarter increased 6.5 percent to $19.2 million, compared to the year-ago period, and increased 3.1 percent to $84.1 million for the full year.  Net loss attributable to common shareholders was $(4.2) million, or $(0.18) per diluted share, for the 2010 fourth quarter, compared to net loss attributable to common shareholders of $(25.7) million, or $(1.17) per diluted share, in the 2009 same quarter.  For the full year 2010, net loss attributable to common shareholders was $(12.1) million, compared with net loss attributable to common shareholders of $(28.9) million in 2009.
The 2010 fourth quarter loss included an aggregate of $2.5 million non-cash impairment charges against assets sold and those classified as Held for Sale.  This compares to $23.3 million of impairment charges recorded in the same period of 2009 against both assets classified as Discontinued Operations (18 hotels at December 31, 2010) and assets classified as Continuing Operations (88 hotels at December 31, 2010).  For the full year 2010, impairment charges totaling $8.2 million were recorded, including $6.1 million against Discontinued Operations and $2.1 million against Continuing Operations.
Funds from operations (FFO) was $(2.2) million, or $(0.10) per diluted share, for the 2010 fourth quarter, compared to $(23.5) million, or $(1.07) per diluted share, in the same 2009 period.  Funds from operations without impairment, a non-cash item, (“FFO without impairment”) in the 2010 fourth quarter was $0.4 million, or $0.02 per diluted share, compared to $(0.2) million or $(0.01) per diluted share for the same 2009 period.  FFO for the full year 2010 was $(1.6) million, or $(0.07) per diluted share, compared to $(16.9) million, or $(0.78) per diluted share, for the full year 2009.  FFO without impairment for the full year 2010, was $6.6 million, or $0.29 per diluted share, compared to $7.3 million or $0.34 per diluted share for the full year 2009.
Earnings before interest, taxes, depreciation and amortization, noncontrolling interest and preferred stock dividends (Adjusted EBITDA) increased to $1.5 million, up $20.4 million from the 2009 fourth quarter, and was $11.6 million for the full year 2010.
2010 Fourth Quarter and Full Year Highlights
•	Sold five hotels in the 2010 fourth quarter, bringing the full year’s sales activities to nine properties divested, generating gross proceeds of $11.7 million.

•	Reduced mortgage debt to $175.0 million at the end of fiscal 2010 from $189.5 million at the end of fiscal 2009.

•	Improved Continuing Operations portfolio’s Revenue per Available Room (RevPAR) by 6.5 percent in the 2010 fourth quarter and 3.1 percent for the full year.

“We made considerable progress on the implementation of our updated business plan in 2010,” said Kelly A. Walters, Supertel president and CEO.  “Our first priority was to review our portfolio against revised strategic criteria and set into motion a plan to significantly upgrade our assets.  We sold nine hotels and presently have 18 additional properties classified as Held for Sale.  Dispositions were hampered somewhat by the lack of credit available to buyers.  Although borrowing remains difficult, financing hotel acquisitions is becoming increasingly feasible.”
“Concurrent with upgrading our portfolio, we took important steps to strengthen our balance sheet, reducing debt by 7.7 percent by year-end,” he added.  “We still have considerable work on both fronts, but the improvements in our results to date validate our new direction.  An improving hotel economy is expected to have a positive impact on the speed of our disposition program and accelerate RevPAR growth and profitability at our core properties.”
Fourth Quarter Results
The company had a net loss of $(3.8) million for the 2010 fourth quarter, compared to a net loss of $(25.4) million for the same 2009 period.  The 2010 fourth quarter loss includes a $2.5 million non-cash impairment charge.  All income and expenses related to sold hotels are classified as discontinued operations.
After recognition of noncontrolling interest and dividends for preferred stock shareholders, the net loss attributable to common shareholders was $(4.2) million, or $(0.18) per diluted share, for the 2010 fourth quarter, compared with a net loss attributable to common shareholders of $(25.7) million, or $(1.17) per diluted share, for the like 2009 period.
Fourth quarter 2010 revenues from continuing operations increased $1.2 million, or 6.5 percent, bolstered by the economic recovery.  The portfolio of 88 hotels in continuing operations in the 2010 fourth quarter, compared with the same period a year earlier, reported an 8.2 percent increase in occupancy and a 1.6 percent decrease in average daily rate (ADR), for a 6.5 percent rise in RevPAR, compared to a 9.1 percent RevPAR increase for the industry, as reported by Smith Travel Research.
Fourth Qtr 2010 vs Fourth Qtr 2009

	Occupancy (%)			ADR ($)			RevPar ($)
	Chg	2010	2009	Chg	2010	2009	Chg	2010	2009

Industry - Total US Market	7.0%	53.5	50.0	1.9%	98.25	96.46	9.1%	52.59	48.22
Supertel - Total Portfolio	8.2%	57.8	53.4	-1.6%	47.61	48.40	6.5%	27.52	25.85

Chain Scale

All Midscale w/o F & B *	7.4%	53.9	50.2	1.7%	83.31	81.95	9.1%	44.89	41.13
Supertel - Midscale w/o F & B	11.1%	53.9	48.5	-3.5%	63.60	65.94	7.1%	34.28	32.00

All Economy	7.4%	47.8	44.5	0.1%	47.43	47.39	7.5%	22.65	21.07
Supertel - Economy	4.1%	55.4	53.2	1.1%	47.97	47.44	5.3%	26.58	25.25

Supertel - Extended Stay	16.4%	74.5	64.0	-4.6%	22.92	24.02	11.1%	17.08	15.38

* "w/o F & B" indicates without food and beverage.
Industry Source: STR Monthly Review

Midscale without Food and Beverage Hotels
Fourth quarter RevPAR for the company’s 30 midscale without food and beverage hotels in continuing operations increased 7.1 percent to $34.28, the result of an 11.1 percent rise in occupancy to 53.9 percent, offset by a 3.5 percent decrease in ADR to $63.60.
Economy Hotels
The company’s 51 economy hotels in continuing operations reported a 5.3 percent increase in RevPAR to $26.58 in the 2010 fourth quarter.  Occupancy improved 4.1 percent to 55.4 percent, and ADR rose 1.1 percent to $47.97.
Extended Stay Hotels
The company’s seven extended stay hotels  in continuing operations reported an 11.1 percent increase in RevPAR to $17.08, as a result of a 16.4 percent increase in occupancy to 74.5 percent, offset by a 4.6 percent decline in ADR to $22.92.
“The hotel industry began recovering in the spring of 2010, a trend that continues year-to-date in 2011,” Walters said.  “Our operating strategy was to concentrate on significantly improving occupancy and top line revenue and remain conservative with room rates.  This stimulated a solid improvement in demand.  Moving forward, we intend to begin to increase rate while keeping a close eye on occupancy trends.  It remains a delicate balance at this phase of the recovery, especially in many of our markets, but rate is a primary focus in 2011.”
“Another important phase of our strategy is to optimize the operating efficiency of our hotels,” Walters pointed out.  “We solicited bids during the year from hotel management companies to manage our hotels.  We expect to complete our review process, and make our decision, if any, on a manager or managers for our hotels during 2011.”
Hotel and property operating expenses from continuing operations for the 2010 fourth quarter increased $0.9 million, or 6.1 percent, primarily due to costs associated with higher occupancy levels at the properties.
Interest expense from continuing operations remained essentially unchanged at $2.5 million for the quarter.  Depreciation and amortization expense from continuing operations decreased $0.2 million.
Property operating income (POI) is calculated as revenue from room rentals and other hotel services less hotel and property operating expenses.  For the 2010 fourth quarter, POI from continuing operations increased $0.3 million, or 8.1 percent, compared to the year-ago period.  This variance resulted from the increased revenue, slightly offset by increased expenses.
General and administration expense from continuing operations for the 2010 fourth quarter rose $0.2 million, compared to the year-ago period, related primarily to increased professional fees, partially offset by a decrease in taxes.  General and administrative expense for the year declined $0.4 million.
Disposition Program
During 2010 the company sold nine hotels for approximately $11.7 million, resulting in a gain on sale of approximately $1.4 million.  Proceeds were used primarily to strengthen the balance sheet by reducing debt.  The sold properties include:
➢ Comfort Inn	Dublin, VA	99 rooms
➢ Super 8	Kingdom City, MO	60 rooms
➢ Masters Inn	Cave City, KY	97 rooms
➢ Super 8	Parsons, KS	48 rooms
➢ Booneslick Lodge	Neosho, MO	47 rooms
➢ Booneslick Lodge	Jane, MO	45 rooms
➢ Super 8	Neosho, MO	58 rooms
➢ Super 8	Lenexa, KS	101 rooms
➢ Masters Inn	Augusta, GA	120 rooms

“The 2010 hotel sales activity supports the first phase of our business plan, which is to improve our overall financial performance by liquidating underperforming assets that no longer fit our core holdings model,” he noted.  “The following table clearly shows the quality bifurcation in our portfolio, as measured by POI, between those assets designated Held for Sale and those currently in our core portfolio.  The operating results of our 18 properties presently being marketed for sale, as shown in the Discontinued Operations figures in the following table, contrast sharply with our Continuing Operations hotels.  We expect to see a significant improvement in our return on investment results after we sell these properties.”
	Three months		Twelve months
POI as a percentage of revenue from room rentals	ended December 31,		ended December 31,
and other hotel services:	2010	2009	2010	2009
Continuing Operations	20.3%	20.0%	23.6%	25.2%
Discontinued Operations	5.5%	3.5%	11.0%	12.8%

During 2010, the company invested $4.3 million to upgrade its properties and maintain brand standards at its hotels.  Walters noted that Supertel plans to nearly double that investment to $8.5 million in 2011.  “The planned upgrades will be made in phases and will be largely transparent to guests, with an anticipated minimal effect on occupancy.”
Balance Sheet
The company continued to improve its balance sheet strength and flexibility in 2010 through mortgage debt reduction, loan term extensions, and covenant modifications.
As of December 31, 2010, Supertel had $144.6 million in outstanding debt on hotels in continuing operations with an average term of 4.1 years and weighted average annual interest rate of 6.19 percent.
“We have $17.9 million in debt coming due in 2011 (in addition to $5.4 million of principal amortization) and are working closely with our lenders to secure longer-term debt,” said Connie Scarpello, Supertel’s chief financial officer.  “The lending community is still recovering from a deep downturn and remains quite conservative.  However, recent discussions would indicate that credit markets have begun to improve, with hospitality investments becoming an increasingly attractive option to lenders.”
Dividends
The company did not declare a common stock dividend in 2010 or for the 2010 fourth quarter.  To date preferred dividends have continued uninterrupted.  The Board of Directors continues to monitor requirements to maintain the Company’s REIT status on a quarterly basis.
Outlook
“The reinvigoration of Supertel and its portfolio continues according to our updated business plan,” Walters said.  ”We are encouraged by the steadily improving industry fundamentals during this early stage of what is forecasted to be a protracted economic recovery.  We believe this phase of the cycle will usher in improved financial performance for well positioned hotel owners.  As Supertel recovers, we will work to further upgrade our portfolio and delever the balance sheet to optimize upside potential while minimizing the effects of downturns that historically occur in the hotel industry.
“The hotel industry is evolving every day, and we must embrace the new trends and adapt our portfolio accordingly, shedding those properties that are late in their product cycle.   Portfolio management will remain a constant and dynamic process as we strive to upgrade the quality of our hotel assets and their operations.
“We continue to make steady progress in the disposition of our non-core assets.  The next phase of our plan is to hone our operating results by engaging operators with strong local market knowledge and who are applying programs that are consistent with the best practices in the industry.
“The future of Supertel lies in the character of our committed and talented management team,” he said.  “We already are applying the lessons learned from this most difficult recent recession.  The hospitality industry’s future looks bright as demand growth is projected by Colliers PKF Hospitality Research and Smith Travel Research to outstrip supply through 2013.  We are a better company with a better portfolio than last year, and our goal is to continue that trend.”
About Supertel Hospitality, Inc.
As of December 31, 2010, Supertel Hospitality, Inc. (NASDAQ: SPPR) owned 106 hotels comprising 9,355 rooms in 23 states.  The company focuses primarily on the limited-service hotel segment, which does not offer food and beverage service.  The company’s hotel portfolio includes Baymont Inn, Comfort Inn/Comfort Suites, Days Inn, Guest House Inn, Hampton Inn, Holiday Inn Express, Key West Inns, Masters Inn, Quality Inn, Ramada Limited, Savannah Suites, Sleep Inn, Super 8 and Supertel Inn.  For more information or to make a hotel reservation, visit www.supertelinc.com.
Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These risks are discussed in the Company’s filings with the Securities and Exchange Commission.

SELECTED FINANCIAL DATA:

The following table sets forth the Company’s balance sheet as of December 31, 2010 and 2009.  The Company owned 106 hotels (including 18 hotels In Discontinued Operations) at December 31, 2010 and 115 hotels (including 19 hotels In Discontinued Operations) as of December 31, 2009, respectively.  (in thousands, except share and per share data).

	As of
	December 31, 2010	December 31, 2009

ASSETS
Investments in hotel properties	$ 295,907	$ 295,393
Less accumulated depreciation	90,086	80,265
	205,821	215,128

Cash and cash equivalents	333	428
Accounts receivable, net of allowance for doubtful accounts of $133 and $95	1,717	2,043
Prepaid expenses and other assets	13,372	4,779
Deferred financing costs, net	988	1,414
Investment in hotel properties held for sale	34,413	50,603

	$ 256,644	$ 274,395

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Accounts payable, accrued expenses and other liabilities	$ 17,732	$ 10,340
Debt related to hotel properties held for sale	30,443	37,634
Long-term debt	144,567	151,879
	192,742	199,853

Redeemable noncontrolling interest in consolidated
partnership, at redemption value	511	511

Redeemable preferred stock
Series B, 800,000 shares authorized; $.01 par value,
332,500 shares outstanding, liquidation preference of $8,312	7,662	7,662

SHAREHOLDERS' EQUITY
Preferred stock, 40,000,000 shares authorized;
Series A, 2,500,000 shares authorized, $.01 par value, 803,270
shares outstanding, liquidation preference of $8,033	8	8
Common stock, $.01 par value, 100,000,000 shares authorized;
22,917,509 and 22,002,322 shares outstanding	229	220
Common stock warrants	252	-
Additional paid-in capital	121,384	120,153
Distributions in excess of retained earnings	(66,479)	(54,420)
Total shareholder equity	55,394	65,961

Noncontrolling interest in consolidated partnership,
redemption value $250 and $237	335	408

Total equity	55,729	66,369

	$ 256,644	$ 274,395

The following table sets forth the Company’s results of operations for the three and twelve months ended December 31, 2010 and 2009, respectively.  (in thousands, except per share data)

	Three months ended December 31,		Twelve months ended December 31,

	Unaudited 2010	Unaudited 2009	2010	2009

REVENUES
Room rentals and other hotel services	$ 19,194	$ 18,019	$ 84,114	$ 81,570

EXPENSES
Hotel and property operations	15,301	14,419	64,241	60,985
Depreciation and amortization	2,685	2,839	11,011	11,405
General and administrative	861	675	3,443	3,813
	18,847	17,933	78,695	76,203

EARNINGS BEFORE NET LOSSES
ON DISPOSITIONS OF ASSETS, OTHER INCOME,
INTEREST EXPENSE, IMPAIRMENT LOSSES, NONCONTROLLING
INTEREST AND INCOME TAX BENEFIT	347	86	5,419	5,367

Net losses on dispositions of assets	(11)	(38)	(66)	(114)
Other income	30	34	122	134
Interest expense	(2,496)	(2,417)	(9,702)	(9,581)
Impairment losses	-	(7,399)	(2,147)	(7,399)

LOSS FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES AND NONCONTROLLING INTEREST	(2,130)	(9,734)	(6,374)	(11,593)

Income tax benefit (expense)	472	(164)	897	549

LOSS FROM CONTINUING OPERATIONS	(1,658)	(9,898)	(5,477)	(11,044)

Loss from discontinued operations	(2,161)	(15,536)	(5,125)	(16,481)

NET LOSS	(3,819)	(25,434)	(10,602)	(27,525)

Noncontrolling interest	12	150	17	130

NET LOSS ATTRIBUTABLE TO CONTROLLING INTERESTS	(3,807)	(25,284)	(10,585)	(27,395)

Preferred stock dividend	(369)	(368)	(1,474)	(1,474)

NET LOSS ATTRIBUTABLE
TO COMMON SHAREHOLDERS	$ (4,176)	$ (25,652)	$ (12,059)	$ (28,869)

NET EARNINGS PER COMMON SHARE - BASIC:
EPS from continuing operations	$ (0.09)	$ (0.47)	$ (0.31)	$ (0.58)
EPS from discontinued operations	$ (0.09)	$ (0.70)	$ (0.22)	$ (0.75)
EPS Basic	$ (0.18)	$ (1.17)	$ (0.53)	$ (1.33)

NET EARNINGS PER COMMON SHARE - DILUTED:
EPS Diluted	$ (0.18)	$ (1.17)	$ (0.53)	$ (1.33)

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

In thousands, except per share data:

	Three months ended December 31,		Twelve months ended December 31,

	unaudited 2010	unaudited 2009	2010	2009

Weighted average number of shares outstanding for EPS
basic	22,918	21,956	22,556	21,647
diluted	22,918	21,956	22,556	21,647
Weighted average number of shares outstanding for FFO per share
basic	22,918	21,956	22,556	21,647
diluted	22,918	21,956	22,556	21,647

Reconciliation of net loss to FFO-Unaudited
Net loss attributable to common shareholders	$ (4,176)	$ (25,652)	$ (12,059)	$ (28,869)
Depreciation and amortization, including discontinued operations	2,748	3,370	11,708	14,241
Net gains on disposition of assets	(763)	(1,217)	(1,276)	(2,264)
FFO	$ (2,191)	$ (23,499)	$ (1,627)	$ (16,892)
Impairment	2,549	23,305	8,198	24,148
FFO without impairment, a non-cash item	$ 358	$ (194)	$ 6,571	$ 7,256

FFO per share - basic	$ (0.10)	$ (1.07)	$ (0.07)	$ (0.78)
FFO without impairment, a non-cash item, per share - basic	$ 0.02	$ (0.01)	$ 0.29	$ 0.34
FFO per share - diluted	$ (0.10)	$ (1.07)	$ (0.07)	$ (0.78)
FFO without impairment, a non-cash item, per share - diluted	$ 0.02	$ (0.01)	$ 0.29	$ 0.34

FFO is a non-GAAP financial measure.  We consider FFO to be a market accepted measure of an equity REIT's operating performance, which is necessary, along with net earnings (loss), for an understanding of our operating results.  FFO, as defined under the National Association of Real Estate Investment Trusts (NAREIT) standards, consists of net income computed in accordance with GAAP, excluding gains (or losses) from sales of real estate assets, plus depreciation and amortization of real estate assets. We believe our method of calculating FFO complies with the NAREIT definition.  FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties.  FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.  All REITs do not calculate FFO in the same manner; therefore, our calculation may not be the same as the calculation of FFO for similar REITs.

We use FFO as a performance measure to facilitate a periodic evaluation of our operating results relative to those of our peers, who, like us, are typically members of NAREIT.  We consider FFO a useful additional measure of performance for an equity REIT because it facilitates an understanding of the operating performance of our properties without giving effect to real estate depreciation and amortization, which assume that the value of real estate assets diminishes predictably over time.  Since real estate values have historically risen or fallen with market conditions, we believe that FFO provides a meaningful indication of our performance.

FFO without impairment, a non-cash item, (“FFO without impairment”) is a non-GAAP financial measure. As a result of a significant downturn in hotel and lodging fundamentals that took place in 2008 and 2009 and the related decrease in hotel and real estate valuations, we decided that FFO available to common shareholders did not provide all of the information that allows us to better evaluate our operating performance.

To arrive at FFO without impairment, we adjust FFO available to common shareholders, to exclude the following items:

(i)	impairment charges of hotel properties that we have sold or expect to sell, included in discontinued operations; and

(ii) impairment charges of hotel properties classified as Held for Use.

We believe that these items are driven by factors relating to the fundamental disruption in the global financial and real estate markets, rather than factors specific to the company or the performance of our properties or investments.

The impairment charges of hotel properties that were recognized in 2009 and 2010 were primarily based on valuations of hotels, which had declined due to market conditions that we no longer expected to hold for long-term investment, and/or for which we have reduced our prior expected holding periods. In order to enhance liquidity, we have declared certain properties as Held for Sale and may declare other properties Held for Sale. To the extent these properties are expected to be sold at a loss, we record an impairment charge when the loss is known.  We have recognized certain of these impairment charges over several quarters in 2009 and 2010 and we believe it is reasonably likely that we will recognize similar charges and gains in the near future. However, we believe that as the financial markets stabilize, the potential for impairment charges of our hotel properties will diminish.  We believe FFO without impairment provides investors with an additional measure to evaluate our operating performance as we come out of this period of fundamental disruption in the global financial and real estate markets.

We analyze our operating performance primarily by revenues from our hotel properties, net of operating, administrative and financing expenses which are not directly impacted by short term fluctuations in the market value of our hotel properties. As a result, although these non-cash impairment charges have had a material impact on our financial results and are reflected in our financial statements, the removal of the effects of these items allows us to better understand the core operating performance of our properties.

	Three months ended December 31,		Twelve months ended December 31,

	2010	2009	2010	2009

RECONCILIATION OF NET EARNINGS (LOSS) TO ADJUSTED EBITDA
Net loss attributable to common shareholders	$ (4,176)	$ (25,652)	$ (12,059)	$ (28,869)
Interest expense, including discontinued operations	3,083	3,232	12,224	13,015
Income tax benefit, including discontinued operations	(557)	(141)	(1,757)	(1,647)
Depreciation and amortization, including discontinued operations	2,748	3,370	11,708	14,241
EBITDA	1,098	(19,191)	10,116	(3,260)
Noncontrolling interest	(12)	(150)	(17)	(130)
Preferred stock dividend	369	368	1,474	1,474
Adjusted EBITDA	$ 1,455	$ (18,973)	$ 11,573	$ (1,916)

Adjusted EBITDA is a financial measure that is not calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We calculate Adjusted EBITDA by adding back to net earnings (loss) available to common shareholders certain non-operating expenses and non-cash charges which are based on historical cost accounting and we believe may be of limited significance in evaluating current performance. We believe these adjustments can help eliminate the accounting effects of depreciation and amortization and financing decisions and facilitate comparisons of core operating profitability between periods, even though Adjusted EBITDA also does not represent an amount that accrues directly to common shareholders. In calculating Adjusted EBITDA, we also add back preferred stock dividends and noncontrolling interests, which are cash charges.

Adjusted EBITDA doesn’t represent cash generated from operating activities determined by GAAP and should not be considered as an alternative to net income, cash flow from operations or any other operating performance measure prescribed by GAAP. Adjusted EBITDA is not a measure of our liquidity, nor is Adjusted EBITDA indicative of funds available to fund our cash needs, including our ability to make cash distributions. Neither does the measurement reflect cash expenditures for long-term assets and other items that have been and will be incurred. Adjusted EBITDA may include funds that may not be available for management’s discretionary use due to functional requirements to conserve funds for capital expenditures, property acquisitions, and other commitments and uncertainties. To compensate for this, management considers the impact of these excluded items to the extent they are material to operating decisions or the evaluation of our operating performance. Adjusted EBITDA, as presented, may not be comparable to similarly titled measures of other companies.

The following table sets forth the operations of the Company’s same store hotel properties for the three and twelve months ended December 31, 2010 and 2009, respectively.

Unaudited-In thousands, except statistical data:	Three months ended December 31,		Twelve months ended December 31,

	2010	2009	2010	2009
Same Store:
Revenue per available room (RevPAR):
Midscale w/o F&B	$ 34.28	$ 32.00	$ 39.11	$ 37.28
Economy	$ 26.58	$ 25.25	$ 29.18	$ 29.02
Extended Stay	$ 17.08	$ 15.38	$ 17.41	$ 15.53
Total	$ 27.52	$ 25.85	$ 30.47	$ 29.54

Average daily room rate (ADR):
Midscale w/o F&B	$ 63.60	$ 65.94	$ 65.01	$ 67.87
Economy	$ 47.97	$ 47.44	$ 47.81	$ 49.17
Extended Stay	$ 22.92	$ 24.02	$ 23.21	$ 24.52
Total	$ 47.61	$ 48.40	$ 48.47	$ 50.57

Occupancy percentage:
Midscale w/o F&B	53.9%	48.5%	60.2%	54.9%
Economy	55.4%	53.2%	61.0%	59.0%
Extended Stay	74.5%	64.0%	75.0%	63.3%
Total	57.8%	53.4%	62.9%	58.4%

“w/o F & B” indicates without food and beverage.

This presentation includes non-GAAP financial measures.  The Company believes that the presentation of hotel property operating income (POI) is helpful to investors, and represents a more useful description of its core operations, as it better communicates the comparability of its hotels’ operating results.

Unaudited-In thousands, except statistical data:	Three months ended December 31,		Twelve months ended December 31,

	2010	2009	2010	2009
Total Hotels:
Revenue per available room (RevPAR):	$ 27.52	$ 25.85	$ 30.47	$ 29.54
Average daily room rate (ADR):	$ 47.61	$ 48.40	$ 48.47	$ 50.57
Occupancy percentage:	57.8%	53.4%	62.9%	58.4%

Revenue from room rentals and other hotel services consists of:
Room rental revenue	$ 18,566	$ 17,435	$ 81,533	$ 79,050
Telephone revenue	68	72	297	295
Other hotel service revenues	560	512	2,284	2,225
Total revenue from room rentals and other hotel services	$ 19,194	$ 18,019	$ 84,114	$ 81,570

Hotel and property operations expense
Total hotel and property operations expense	$ 15,301	$ 14,419	$ 64,241	$ 60,985

Property Operating Income (POI)
Total property operating income	$ 3,893	$ 3,600	$ 19,873	$ 20,585

POI as a percentage of revenue from room rentals
and other hotel services
Total POI as a percentage of revenue	20.3%	20.0%	23.6%	25.2%

Discontinued Operations:

Room rentals and other hotel services
Total room rental and other hotel services	$ 3,682	$ 4,495	$ 18,266	$ 23,924

Hotel and property operations expense
Total hotel and property operations expense	$ 3,481	$ 4,338	$ 16,252	$ 20,862

Property Operating Income (POI)
Total property operating income	$ 201	$ 157	$ 2,014	$ 3,062

POI as a percentage of revenue from room rentals
and other hotel services
Total POI as a percentage of revenue	5.5%	3.5%	11.0%	12.8%

RECONCILIATION OF NET LOSS
FROM CONTINUING OPERATIONS TO POI-UNAUDITED:
Net loss	$ (3,819)	$ (25,434)	$ (10,602)	$ (27,525)
Depreciation and amortization, including discontinued operations	2,748	3,370	11,708	14,241
Net gain on disposition of assets, including discontinued operations	(763)	(1,217)	(1,276)	(2,264)
Other income	(30)	(34)	(122)	(134)
Interest expense, including discontinued operations	3,083	3,232	12,224	13,015
General and administrative expense	883	675	3,514	3,813
Impairment losses	2,549	23,305	8,198	24,148
Income tax benefit, including discontinued operations	(557)	(140)	(1,757)	(1,647)
Room rentals and other hotel services - discontinued operations	(3,682)	(4,495)	(18,266)	(23,924)
Hotel and property operations expense - discontinued operations	3,481	4,338	16,252	20,862
POI	$ 3,893	$ 3,600	$ 19,873	$ 20,585

Same Store reflects 88 hotels in continuing operations for the three months and year to date ended December 31, 2010 and 2009.

 The following table presents our RevPAR, ADR and Occupancy, by region, for the three months ended December 31, 2010 and 2009, respectively.  The comparisons of same store operations are for 88 hotels in continuing operations as of October 1, 2009.

		Three months ended December 31, 2010				Three months ended December 31, 2009
Same Store	Room				Room
Region	Count	RevPAR	Occupancy	ADR	Count	RevPAR	Occupancy	ADR
Mountain	214	$ 22.96	48.7%	$ 47.18	214	$ 25.29	53.6%	$ 47.15
West North Central	2,511	25.89	54.5%	47.50	2,511	24.71	52.6%	47.00
East North Central	964	32.08	53.5%	60.02	964	32.82	51.0%	64.30
Middle Atlantic/New England	142	41.33	72.9%	56.72	142	35.01	54.9%	63.82
South Atlantic	2,369	26.05	64.5%	40.37	2,369	22.91	54.7%	41.87
East South Central	677	31.71	51.6%	61.41	677	28.23	48.0%	58.81
West South Central	456	26.17	59.1%	44.27	456	26.48	63.6%	41.62
Total Same Store	7,333	$ 27.52	57.8%	$ 47.61	7,333	$ 25.85	53.4%	$ 48.40

States included in the Regions
Mountain	Idaho and Montana
West North Central	Iowa, Kansas, Missouri, Nebraska and South Dakota
East North Central	Indiana and Wisconsin
Middle Atlantic/New England	Pennsylvania
South Atlantic	Delaware, Florida, Georgia, Maryland, North Carolina, South Carolina, Virginia and West Virginia
East South Central	Kentucky and Tennessee
West South Central	Arkansas and Louisiana

The following table presents our RevPAR, ADR and Occupancy, by region, for the twelve months ended December 31, 2010 and 2009, respectively.  The comparisons of same store operations are for 88 hotels in continuing operations owned as of January 1, 2009.

	2010				2009
Same Store	Room				Room
Region	Count	RevPAR	Occupancy	ADR	Count	RevPAR	Occupancy	ADR
Mountain	214	$ 31.75	65.0%	$ 48.85	214	$ 31.96	62.1%	$ 51.50
West North Central	2,511	27.95	58.7%	47.61	2,511	28.80	60.0%	48.02
East North Central	964	36.83	60.3%	61.11	964	36.04	57.2%	63.07
Middle Atlantic/New England	142	41.43	71.1%	58.30	142	38.90	58.9%	66.04
South Atlantic	2,369	28.72	68.2%	42.10	2,369	26.61	58.4%	45.56
East South Central	677	34.60	56.8%	60.91	677	32.99	54.1%	61.01
West South Central	456	29.78	68.8%	43.31	456	25.84	56.9%	45.38
Total Same Store Hotels	7,333	$ 30.47	62.9%	$ 48.47	7,333	$ 29.54	58.4%	$ 50.57

States included in the Regions
Mountain	Idaho and Montana
West North Central	Iowa, Kansas, Missouri, Nebraska and South Dakota
East North Central	Indiana and Wisconsin
Middle Atlantic/New England	Pennsylvania
South Atlantic	Delaware, Florida, Georgia, Maryland, North Carolina, South Carolina, Virginia and West Virginia
East South Central	Kentucky and Tennessee
West South Central	Arkansas and Louisiana